UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement.

On May 3, 2007, the Company entered into a short-term line of credit facility  under which DnB NOR Bank ASA, Grand Cayman Branch and Nordea Bank Norge ASA, Grand Cayman Branch are serving as lenders (the “Short-Term Line”).  The Short-Term Line will be used to fund a portion of acquisitions we may make of shares of capital stock of Jinhui Shipping and Transportation Limited ("Jinhui").  Under the terms of the Short-Term Line, we may borrow up to $155 million for such acquisitions, and we have borrowed $33 million under the Short-Term Line as of the date hereof. We may purchase shares of Jinhui's capital stock in addition to those we currently hold or dispose of any and all shares of Jinhui's capital stock that we hold, whether through open market transactions, privately negotiated transactions, or otherwise.  We may make any such purchases using the Short-Term Line or other resources, including other financing arrangements into which we may enter.

The term of the Short-Term Line is for 364 days, and the interest on amounts drawn is payable at the rate of LIBOR plus a margin of 0.85% per annum for the first six month period and LIBOR plus a margin of 1.00% for the remaining term.  The Company is also obligated to pay certain commitment and administrative fees in connection with the Short-Term Line.  The Company must within 30 days after the date of the Short-Term Line pledge all of the Jinhui shares it has purchased in a manner satisfactory to the lenders as collateral against the Short-Term Line.

Our ability to borrow amounts under the Short-Term Line is subject to customary documentation, including a pledge agreement; satisfactory of certain customary conditions precedent, including certain conditions incorporated by reference from our existing credit facility entered into on July 29, 2005; and compliance with terms and conditions included in the documentation, including certain covenants incorporated by reference from our existing credit facility.  An event of default under our existing credit facility would constitute an event of default under the Short-Term Line, upon which the principal of and accrued interest on our outstanding borrowings would become immediately due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01.                                Regulation FD Disclosure.

Set forth in Exhibit 99.1 is an update to certain of our pro forma financial information and estimated quarterly break-even levels originally contained in our earnings presentation for the first quarter ended March 31, 2007, a copy of which has been posted on our website at www.gencoshipping.com.  The updated information takes into account our borrowings to date under the Short-Term Line.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

The information set forth in Exhibit 99.1 contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in the Exhibit are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2006 and its reports on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1            Updated Pro Forma Financial Information and Estimated Quarterly Break-Even Levels.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                GENCO SHIPPING & TRADING LIMITED

DATE:  May 8, 2007

/s/ John C. Wobensmith John C. Wobensmith
Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.    Description

99.1          Updated Pro Forma Financial Information and Estimated Quarterly Break-Even Levels.